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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             NEW WORLD PASTA COMPANY

                  Pursuant to Sections 228, 242 and 245 of the
                General Corporation Law of the State of Delaware


                  New World Pasta Company, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

                  1. The name of the Corporation is New World Pasta Company.

                  2. The Corporation was originally incorporated under the name of Hershey Pasta Manufacturing Company. The Corporation changed its name to New World Pasta Corporation on January 21, 1999. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was December 13, 1996.

                  3. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and adopted by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
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                  4. Upon the filing with the Secretary of State of the State of
Delaware this Amended and Restated Certificate of Incorporation (the "Effective Time"), each outstanding share of common stock, par value $1.00 per share, of the Corporation ("Existing Common Stock") shall be reclassified and become, without further action by the Corporation or any stockholder, 35,236.369 shares of common stock, par value $.01 per share, of the Corporation ("New Common Stock") and 100.63631 shares of 12% Cumulative, Redeemable Preferred Stock of the Corporation ("Preferred Stock") so that immediately following the Effective Time, the Corporation shall have an aggregate of 35,236,369 shares of New Common Stock and 100,636.31 shares of Preferred Stock outstanding.

                  5. At the Effective Time, the Corporation's Certificate of Incorporation, is hereby amended, restated and integrated to read in its entirety as follows:

                  FIRST: The name of the Corporation is NEW WORLD PASTA COMPANY (hereinafter the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").



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                  FOURTH: The total number of shares of stock which the
corporation shall have authority to issue is 35,900,000 shares of common stock, each having a par value of one penny ($.01) ("Common Stock"), and 115,000 shares of 12% Cumulative, Redeemable Preferred Stock, each having a par value of one penny ($.01) which shall have the designations, preferences and rights set forth in Article FIFTH (the "12% Preferred Stock"), subject to the qualifications, limitations and restrictions set forth therein.

                  FIFTH: The 12% Preferred Stock shall have the designations, preferences and rights, subject to the qualifications, limitations and restrictions, set forth in this Article FIFTH:

                  1. Liquidation Preference; Rank.

                  The maximum number of shares of 12% Preferred Stock shall be 115,000 and no more. The 12% Preferred Stock shall have a liquidation preference of $1,000 per share (the "Liquidation Preference").

                  The 12% Preferred Stock ranks, with respect to rights to receive dividends and distributions upon Liquidation (as defined in Section 4(a) of this Article FIFTH): (a) senior to the Corporation's Common Stock and any class or series of Preferred Stock issued by the Corporation whose terms provide specifically that such class or series will rank junior to the 12% Preferred Stock with respect to rights to receive payment of dividends and distributions upon Liquidation or fail to specify the ranking of such class or series relative to the 12% Preferred Stock with respect to rights to receive payment of dividends and distributions upon Liquidation (together with the Common Stock, the "Junior Securities"); (b) on a parity with any class or series of Preferred Stock issued by the Corporation whose terms provide specifically that such class or series shall rank on a parity with the 12% Preferred Stock with respect to rights to receive payment of dividends and distributions upon Liquidation (the "Parity Securities"); and (c) junior to any class or series of Preferred Stock issued by the Corporation whose terms provide specifically that such class or series shall rank senior to the 12% Preferred Stock with respect to rights to receive payment of dividends and distributions upon Liquidation (the "Senior Securities").



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                  2. Dividends.

                           (a) Each holder of 12% Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally avail able therefor, cumulative dividend payments, payable in accordance with this Section 2 of this Article FIFTH.

                           (b) The dividend on each share of 12% Preferred Stock on each Dividend Payment Date (the "Dividend") shall be payable when, as and if declared by the Board of Directors of the Corporation at an annual rate of 12% per share multiplied by the Liquidation Preference. Dividends payable on the 12% Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed and the actual number of days for such year.

                           (c) Dividends on each share of 12% Preferred Stock shall accrue and be cumulative (whether or not declared and paid) from the applicable Dividend Payment Date, except that with respect to the first Dividend, such Dividend shall accrue from the date of original issuance of the 12% Preferred Stock (the "Original Issue Date"). Each fractional share of 12% Preferred Stock outstanding shall be entitled to a ratably proportionate amount of the Dividend accruing with respect to each outstanding share of the 12% Preferred Stock, and all of such Dividends with respect to such fractional shares shall accrue and shall be cumulative (whether or not declared and paid) and shall be payable in the same manner and at such times as provided for herein with respect to Dividends on each outstanding whole share of 12% Preferred Stock.

                           (d) Dividends shall be paid to the holders of record of shares of 12% Preferred Stock as each appears in the stock register of the Corporation at the close of business on the record date therefor, which record date shall be set by the Board of Directors of the Corporation, in its sole discretion, subject to the requirements of applicable law.

                  3. Redemption.



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                           (a) Mandatory Redemption. Except as may be, and
         solely to the extent, prohibited by any instrument relating to indebted ness of the Corporation then outstanding, on January 28, 2010 or as soon thereafter as not prohibited by any such instrument (the "Redemption Date"), the Corporation shall redeem, out of funds legally available therefor, all of the then outstanding shares of 12% Preferred Stock. The redemption pursuant to this Section 3(a) shall be made upon not less than 30 days' prior notice (which notice shall comply with the provisions of Section 3(b) of this Article FIFTH) mailed to each holder of 12% Preferred Stock at his address as shown in the stock register of the Corporation; provided, however, that the Corporation's failure to give such notice shall in no way affect its obligation to redeem the shares of 12% Preferred Stock as provided in this Section 3(a) of this Article FIFTH. The redemption price for each share of 12% Preferred Stock redeemed pursuant to this Section 3(a) of this Article FIFTH shall be equal to the Liquidation Preference per share together with an amount equal to all accrued and unpaid Dividends on such share (the "Redemption Payment") through the Redemption Date.

                           (b) Redemption Notices. Notice of redemption (a "Redemption Notice") of shares of 12% Preferred Stock pursuant to
         Section 3(a) of this Article FIFTH shall be given by the Corporation by mailing a copy of such notice to each holder of record of the shares of 12% Preferred Stock at his address appearing in the stock register of the Corporation. The Redemption Notice shall specify the amount of the Redemption Payment and the Redemption Date on which the shares of 12% Preferred Stock will, upon presentation and surrender of the certificates of stock evidencing such shares, be redeemed. From and after the Redemption Date, unless default shall be made by the Corporation in providing monies at the time and place specified for the payment of the Redemption Payment pursuant to said notice, all Dividends on the shares of 12% Preferred Stock shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the Redemption Payment, shall cease and terminate. In addition, all Dividends shall be deemed to have ceased accruing or cumulating from and after the Final Payment Date on any shares of 12% Preferred Stock, unless default shall be made by the Corporation in providing monies at the time and place specified for the payment of the Redemption Payment pursuant to


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         terms hereof and the Redemption Notice delivered in connection therewith. All shares of 12% Preferred Stock redeemed by the Corporation shall be retired and cancelled and shall not thereafter be reissued.

                           (c) Insufficient Funds for Redemption. If the funds of the Corporation legally available for redemption of the 12% Preferred Stock on the Redemption Date in respect of its redemption obligations pursuant to Section 3(a) of this Article FIFTH are insufficient to redeem the shares of 12% Preferred Stock to be so redeemed pursuant to Section 3(a) of this Article FIFTH, each holder of the 12% Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the amount which would be payable with respect to the number of shares owned by such holder if the shares to be so redeemed on such Redemption Date were redeemed in full. The shares of 12% Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter, when additional funds of the Corporation are legally available for the redemption of such shares of 12% Preferred Stock, such funds will be used, as soon as practicable but no later than the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

                  4.       Liquidation Rights; Priority.

                           (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of shares of 12% Preferred Stock shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment of the liquidation preference of any Senior Securities, out of the remaining net assets of the Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, the Liquidation Preference of $1,000 per share (and the pro rata portion thereof in the case of fractional shares), together with an amount equal to all accrued and unpaid dividends thereon through the date fixed for distribution (collectively, the "Liquidation Amount"), before any distribution shall be made with respect to any Junior Securities. In the event of any change in the Corporation's 12%


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         Preferred Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the Liquidation Preference per share of 12% Preferred Stock shall be appropriately adjusted by the Board of Directors so as to protect the rights of the holders of shares of 12% Preferred Stock.

                           (b) Except as otherwise provided in this Section 4 of this Article FIFTH, holders of 12% Preferred Stock shall not be entitled to any participation in any distribution of assets in the event of any Liquidation. For purposes of this Section 4 of this Article FIFTH, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, securities or other consideration) of all or substantially all of the assets of the Corporation, nor the consolidation or merger of the Corporation with one or more Persons (as defined in Section 8 of this Article FIFTH), shall be deemed to be a voluntary or involuntary Liquidation.

                           (c) If, upon any Liquidation, the Liquidation Amount is not paid in full, the holders of Preferred Stock shall share in such distribution in accordance with the respective certificates of designation, rights and preferences of such stock. If, upon any Liquidation, the amounts payable with respect to the 12% Preferred Stock and any Parity Securities are not paid in full, holders of the 12% Preferred Stock and holders of any Parity Securities will share ratably in any distribution of the assets of the Corporation in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full of such amounts.

                           (d) Written notice of any Liquidation stating a payment date and the place where the Liquidation Amount shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to each holder of record of the 12% Preferred Stock at his address as the same shall appear in the stock register of the Corporation.

                           (e) The amount payable upon Liquidation with respect to each fractional share of the 12% Preferred Stock outstanding shall be equal to a ratably proportionate amount of the Liquidation Amount.



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                  5. Restricted Payments.

                  The Corporation may not directly or indirectly declare, pay or set apart for payment dividends on, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for the purchase, redemption or other acquisition of, or make any distribution in respect of, whether in cash, obligations or shares of the Corporation or other property, any Parity Securities or Junior Securities (or options, rights or warrants to acquire shares of Parity Securities or Junior Securities) if at the time of such action, the Corporation is in arrears in the payment of Dividends on the 12% Preferred Stock, meaning that the amount of accrued and cumulated dividends deter mined in accordance with Section 2(b) of this Article FIFTH on the 12% Preferred Stock has not, in full, been declared and paid in cash. None of the foregoing restrictions shall apply to: (i) the acquisition of Parity Securities or Junior Securities (or options, rights or warrants to acquire shares of Parity Securities or Junior Securities) in exchange for or upon conversion thereof into shares of Capital Stock (as defined in Section 8 of this Article FIFTH) of the Corporation (other than Senior Securities) or upon the exercise of options, rights or warrants to acquire such shares; (ii) the repurchase of Capital Stock of the Corporation from employees or former employees of the Corporation pursuant to employee benefit plans, employment agreements or securityholder agreements; (iii) the acquisition of any shares of Capital Stock of the Corporation or options, rights or warrants to acquire such shares in connection with a purchase price adjustment arising out of acquisitions by the Corporation pursuant to which such shares of Capital Stock or options, rights or warrants to acquire such shares were issued; (iv) the rescission of any agreement by the Corporation pursuant to which shares of Capital Stock of the Corporation or options, rights or warrants to acquire such shares were issued; or (v) a dividend on Parity Securities or Junior Securities at any time in additional shares of the respective Parity Security or Junior Security.

                  6. Business Combinations.

                           (a) Without the prior approval of the holders of at least a majority of the then outstanding shares of 12% Preferred Stock, the Corporation will not consummate a Business Combination or permit a Business Combination to occur unless the Corporation


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         shall have redeemed (a "Business Combination Purchase Offer") all of the outstanding shares of 12% Preferred Stock for cash at a purchase price equal to $1,000 per share (and the pro rata portion thereof in the case of fractional shares), together with an amount equal to accrued and unpaid dividends through the date of purchase (the "Business Combination Amount") prior to or at the closing of such Business Combination in accordance with the procedures set forth in
         Section 6(b) of this Article FIFTH.

                           (b) At the commencement of a Business Combination Purchase, a written notice (the "Business Combination Purchase Notice") of such Business Combination Purchase shall be mailed to each holder of record of shares of 12% Preferred Stock addressed to such holder at his mailing address as it appears in the stock register of the Corporation. Each such Business Combination Purchase Notice shall contain all instructions and materials necessary to enable such holder of 12% Preferred Stock to submit his shares for redemption pursuant to the Business Combination Purchase and shall state:

                                    (i) that the Business Combination Purchase
         is being made pursuant to this Section 6 of this Article FIFTH and that all shares of 12% Preferred Stock will be redeemed;

                                    (ii) the parties to the Business
         Combination and the terms and timing of the Business Combination;

                                    (iii) the aggregate Business Combination
         Amount of all of the outstanding shares, including fractional shares, of 12% Preferred Stock;

                                    (iv) the Business Combination Amount and
         the date (the "Business Combination Purchase Date") on which the Corporation shall redeem shares pursuant to the Business Combination Purchase;

                                    (v) that, unless the Corporation defaults in
         making the payment pursuant to the Business Combination Purchase, all shares of 12% Preferred Stock shall cease to accrue and cumulate Dividends from and after the Business Combination Purchase Date;



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                                    (vi) that stockholders will be required to
         surrender the certificate or certificates representing such shares, together with a form entitled "Option of Stockholder to Elect Purchase" (or other appropriate form letter of transmittal) to be mailed to the holders with such Business Combination Purchase Notice, to the Corporation at the address specified in the Business Combination Purchase Notice prior to the close of business on the Business Day next preceding the Business Combination Purchase Date; and

                                    (vii) such other information as the
         Corporation, in its sole discretion, deems appropriate.

                           (c) In the event of a change in the parties to, or any material change in the terms or the timing of, any Business Combination, the Corporation shall give the holders of the 12% Preferred Stock written notice in accordance with Section 6(b) of this Article FIFTH describing such change at least ten Business Days prior to the Business Combination Purchase Date (subject, with respect to such ten Business Day limitation, to any applicable law or regulation requiring a longer notice or waiting period).

                           (d) The Business Combination Purchase Date shall be a date occurring no earlier than 20 Business Days and no later than 40 Business Days after the mailing of the Business Combination Purchase Notice (subject, with respect to such limitations, to Section 6(c) of this Article FIFTH and any applicable law or regulation requiring a longer notice or waiting period).

                           (e) On the Business Combination Purchase Date, the Corporation shall (i) redeem shares of the 12% Preferred Stock (including fractional shares) pursuant to the Business Combination Purchase Offer and (ii) set aside in a separate account, for the benefit of holders of shares of 12% Preferred Stock, at a federally insured bank or savings institution doing business in the Borough of Manhattan in the City of New York and having consolidated capital and surplus of not less than $100 million, money sufficient to pay the aggregate Business Combination Amount of all outstanding shares (including fractional shares) of 12% Preferred Stock. The Corporation shall promptly mail or deliver to the holders of 12% Preferred


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         Stock so redeemed, payment in an amount equal to the purchase price payable in respect of such shares owned by such holders.

                  7. Voting.

                  Except as required by the GCL or as set forth herein, the holders of shares of 12% Preferred Stock shall not be entitled to any voting rights.

                  8. Certain Definitions.

                  For purposes of this Section 8 of this Article FIFTH, the following terms shall have the meanings set forth below:

                  "Affiliate" means, when used with reference to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with that Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Business Combination" means any consolidation, merger, share exchange or other similar transaction, involving the Corporation or any Subsidiary of the Corporation, or the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of the Corporation, in a single transaction or through a series of related transactions, to another Person or group of affiliated Persons, or the entering into any such transaction or transactions by the Corporation or any Subsidiary of the Corporation if such transaction or transactions in the aggregate would result in a sale, transfer or other disposition of (i) Capital Stock having more than 50% of the voting power of the Corporation or (ii) all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis.

                  "Business Day" means any day other than a Saturday, a Sunday, any day on which the New York Stock Exchange is closed or


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         any other day on which banking institutions in New York, New York are authorized or required by law to be closed.

                  "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or any and all equivalent ownership interests in a Person.

                  "Person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, limited liability company, trust, association or other business entity of which an aggregate of 50% or more of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling Persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Affiliates of such Person.

                  SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                  2. The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                  3. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.


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                  4. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                  5. In addition to the powers and authority herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                  SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                  EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the GCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article


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EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

                  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

                  The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

                  Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this Article EIGHTH with respect to any acts or omissions occurring prior to such repeal or modification.

                  NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.



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                  IN WITNESS WHEREOF, New World Pasta Company has caused this
Amended and Restated Certificate of Incorporation to be duly executed this 28th day of January, 1999.

                                      NEW WORLD PASTA COMPANY


                                      By: /s/ Burton H. Snyder
                                          Burton H. Snyder
                                          Vice President and Assistant Secretary


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